EXHIBIT A


                            ASSET PURCHASE AGREEMENT


                                  by and among


                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.,
                             a Delaware corporation,

                       DIGITAL IMAGING TECHNOLOGIES, INC.,
                             a Delaware corporation,

                    PERCEPTIVE SCIENTIFIC INSTRUMENTS, INC.,
                             a Delaware corporation,

                                       and

                    PERCEPTIVE SCIENTIFIC TECHNOLOGIES, INC.,
                             a Delaware corporation,






                            Dated as of July 15, 1996

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                                TABLE OF CONTENTS

                                                                       Page


SECTION 1 AGREEMENT TO PURCHASE AND SELL...........................     1

  1.1      Acquisition.............................................     1
  1.2      Closing; Effective Date.................................     2
  1.3      Transfer of Assets......................................     2
  1.4      Purchase Price..........................................     2
           1.4.1    Amount.........................................     2
           1.4.2    Payment........................................     3
           1.4.3    Post-Closing Adjustment........................     3
  1.5      Assumption of Liabilities...............................     3
  1.6      Sales and Use Tax.......................................     4
  1.7      Allocation of Purchase Price............................     4

SECTION 2  REPRESENTATIONS AND WARRANTIES OF
           SELLER..................................................     4

  2.1      Existence and Rights......................................   4
  2.2      Agreements Authorized.....................................   4
  2.3      No Conflict...............................................   5
  2.4      Capitalization............................................   5
  2.5      Contingencies.............................................   5
  2.6      Financial Condition.......................................   6
  2.7      No Subsequent Changes.....................................   6
  2.8      Compliance with Laws......................................   6
  2.9      Title to Assets...........................................   7
  2.10     Intellectual Property.....................................   7
  2.11     Software..................................................   7
  2.12     Inventory.................................................   8
  2.13     Equipment and Personalty..................................   8
  2.14     Files.....................................................   8
  2.15     Product Liability.........................................   8
  2.16     Insurance.................................................   9
  2.17     Real Property.............................................   9
  2.18     Environmental Matters.....................................   9
  2.19     Material Assigned Contracts...............................   9
  2.20     Purchase Commitments and Sales Commitments................  10
  2.21     Business Relations........................................  10
  2.22     Affiliate Transactions....................................  11
  2.23     Benefit Plans.............................................  11
  2.24     Employment Matters........................................  11

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                                                                  Page

   2.25     Accredited Investors; Investment Intent................   12

   2.26     Commissions............................................   12
   2.27     Taxes..................................................   13
   2.28     Accuracy of Information Furnished......................   13

   SECTION 3 REPRESENTATIONS AND WARRANTIES OF IRIS................   13

   3.1      Existence and Rights...................................   13
   3.2      Agreements Authorized..................................   14
   3.3      No Conflict............................................   14
   3.4      SEC Filings............................................   14
   3.5      Capitalization.........................................   15
   3.6      Contingencies..........................................   15
   3.7      No Material Changes....................................   15
   3.8      Compliance with Laws...................................   15
   3.9      IRIS Securities........................................   15
   3.10     Purchasing Inventory for Resale........................   15
   3.11     Commissions............................................   16
   3.12     Accuracy of Information Furnished......................   16

   SECTION 4 COVENANTS OF SELLER..................................    16

   4.1      Conduct of Business Prior to Closing....................  16
   4.2      Representations True....................................  17
   4.3      Access..................................................  17
   4.4      Supplemental Information................................  18
   4.5      Permits.................................................  18
   4.6      Security Interests......................................  18
   4.7      Closing Agreements......................................  18
   4.8      Legal Opinion...........................................  18

   SECTION 5 COVENANTS OF IRIS....................................    18

   5.1      Representations True..................................    18
   5.2      Supplemental Information..............................    18
   5.3      Permits...............................................    19
   5.4      Closing Agreements....................................    19
   5.5      Legal Opinion.........................................    19

   SECTION 6   CONDITIONS PRECEDENT TO OBLIGATIONS
               OF IRIS..............................................  19


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                                                                      Page

    6.1      Accuracy of Representations and Warranties............    19
    6.2      Compliance with Covenants.............................    19
    6.3      Consents Obtained; Filings............................    19
    6.4      No Material Adverse Effect............................    19

    6.5      Legal Actions or Proceedings..........................    20
    6.6      All Proceedings to Be Satisfactory....................    20
    6.7      Opinion of Counsel for Seller.........................    20
    6.8      Closing Agreements....................................    20
    6.9      Transfer Documents....................................    20
    6.10     Closing Documents.....................................    20
    6.11     Commissions...........................................    20
    6.12     Capital Stock of PSI..................................    20
    6.13     Pending Lawsuit.......................................    20

    SECTION 7 CONDITIONS PRECEDENT TO OBLIGATIONS OF
              SELLER...............................................    21

     7.1      Accuracy of Representations and Warranties...........    21
     7.2      Compliance with Covenants............................    21
     7.3      Consents Obtained; Filings...........................    21
     7.4      No Material Adverse Effect...........................    21
     7.5      All Proceedings to Be Satisfactory...................    21
     7.6      Opinion of Counsel for IRIS..........................    21
     7.7      Legal Actions or Proceedings.........................    21
     7.8      Closing Agreements...................................    22
     7.9      Closing Documents....................................    22
     7.10     Purchase Price.......................................    22

    SECTION 8 INDEMNIFICATION.......................................   23
     8.1      Right of Indemnification..............................   22
     8.2      Deductible Amount.....................................   22
     8.3      Survival of Representations; Effect of Disclosures....   22
     8.4      Time Limit............................................   22
     8.5      Procedures for Indemnification........................   22
     8.6      Cooperation...........................................   23

   SECTION 9 TERMINATION............................................   23

     9.1      Grounds for Termination...............................   23
     9.2      Effect of Termination.................................   24
     9.3      Rights to Proceed.....................................   24

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                                                                      Page
     9.4      Specific Performance.................................    24

     SECTION 10 OTHER COVENANTS....................................    25

     10.1     Confidentiality......................................    25
     10.2     Employment of Certain Personnel......................    25
     10.3     Change of Names......................................    26

     10.4     Collection of Accounts Receivable....................    26
     10.5     Notification of Suppliers and Distributors...........    26
     10.6     Non-Competition......................................    26
     10.7     Nominee to IRIS Board of Directors...................    26
     10.8     Cooperation by Seller................................    27
              10.8.1  Consulting Services..........................    27
              10.8.2  Additional Acts..............................    27
              10.8.3  Confirmation of Title........................    28
              10.8.4  Announcements................................    28
     10.9     Cooperation by Buyer.................................    28

     SECTION 11 DEFINITIONS........................................    28

     SECTION 12 MISCELLANEOUS......................................    35

      12.1     Entire Agreement; Modifications.....................    35
      12.2     Expenses............................................    36
      12.3     Waivers.............................................    36
      12.4     Cooperation.........................................    36
      12.5     Third-Party Benefits................................    36
      12.6     Successors and Assigns..............................    36
      12.7     Remedies Not Exclusive..............................    36
      12.8     Notices.............................................    37
      12.9     Governing Law; Consent to Jurisdiction..............    38
      12.10    Attorneys' Fees.....................................    38
      12.11    Headings............................................    38
      12.12    Severability........................................    38
      12.13    Arbitration of Disputes.............................    39
      12.14    Agreement Negotiated................................    39
      12.15    Counterparts........................................    39



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                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of July 15, 1996, by and among INTERNATIONAL REMOTE IMAGING SYSTEMS, INC., a Delaware corporation ("IRIS"), on the one hand, and DIGITAL IMAGING TECHNOLOGIES, INC., a Delaware corporation ("DITI"), PERCEPTIVE SCIENTIFIC INSTRUMENTS, INC., a Delaware corporation ("PSII"), and PERCEPTIVE SCIENTIFIC TECHNOLOGIES, INC., a Delaware corporation ("PSTI"), on the other hand, with reference to the following facts:

         A. PSII and PSTI are wholly-owned subsidiaries of DITI, and Perceptive Scientific International Limited, a United Kingdom corporation ("PSIL"), is a majority-owned subsidiary of PSII. (PSII, PSTI and PSIL are sometimes hereinafter referred to collectively as the "Operating Companies," and DITI, PSII and PSTI are sometimes hereinafter referred to collectively as the "Seller.")

         B. Seller is the owner of certain intellectual property and other assets (as defined herein, the "Assets") used by the Operating Companies in the business of developing, manufacturing and marketing digital image processing and analysis products and services, including the proprietary PowerGene(TM) product line of genetic analysis instruments.

         C. IRIS desires to purchase the Assets from Seller, and Seller is willing to sell the Assets to IRIS, on the terms and conditions set forth herein.

         D. Concurrently with the purchase of the Assets, IRIS will grant to Perceptive Scientific Imaging Systems, Inc., a Delaware corporation and wholly-owned subsidiary of DITI ("PSISI"), a royalty-free, exclusive license to use all the technology purchased from Seller on a worldwide basis solely for use in connection with the Well Log Business.

         E. Capitalized terms not otherwise defined in the Agreement have the meanings set forth in Section 11 of the Agreement.

         NOW, THEREFORE, based on the above premises and in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:



                                    SECTION 1

                         AGREEMENT TO PURCHASE AND SELL

         1.1 Acquisition. On the terms and subject to the conditions of this Agreement, on the Closing Date, Seller agrees to sell to IRIS, and IRIS agrees to purchase from Seller, the Assets in exchange for the payment of the Purchase Price and the assumption of the Obligations.

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         1.2 Closing;  Effective  Date.  Assuming  satisfaction or waiver of all conditions set forth in Sections 6 and 7, the closing of the Transactions (the "Closing") will take place at the offices of Irell & Manella, counsel to IRIS, at 1800 Avenue of the Stars, Suite 900, Los Angeles, California as soon as practicable after the date hereof, or at such other date, time and place as may be mutually agreed upon in writing by the parties (the "Closing Date"). Assuming the Closing occurs, the parties agree that the effective date shall be July 1, 1996 (the "Effective Date").

         1.3 Transfer of Assets. At the Closing, Seller will transfer, assign and deliver the Assets to IRIS free and clear of any liens, charges, options, adverse claims or security interests except the Obligations. The parties intend that IRIS have the benefit of, and Seller's transfer and assignment to IRIS of the Assets include, all of Seller's existing rights and remedies pursuant to any representations, warranties, indemnifications, covenants or agreements made by any other party pursuant to any of the Assigned Contracts.

         1.4      Purchase Price.

                  1.4.1 Amount. The "Purchase Price" shall consist of the following:

                  (i) an amount of cash equal to Nine Million Three Hundred Twenty-Eight Thousand Eight Hundred Twenty-One Dollars ($9,328,821), plus PSII Year-to-Date EBIT (or minus PSII Year-to-Date EBIT if negative), minus PSII Cash and minus Net Cash Transfers to DITI (or plus Net Cash Transfers to DITI if negative);

                  (ii) an 8 1/2% Senior Subordinated Note due 2001 in the principal amount of Seven Million Dollars ($7,000,000); and

                  (iii) an IRIS Warrant to purchase Eight Hundred Seventy-Five Thousand (875,000) shares of IRIS Common Stock at an exercise price of Eight Dollars ($8.00) per share.

For purposes of determining the Purchase Price, "PSII Year-to-Date EBIT" shall mean the consolidated net income (or loss) of the Operating Companies from January 1, 1996 through the Effective Date before interest expense payable to DITI and income taxes, all determined in accordance with GAAP, (i) including a pro rata allocation of year-end reserves and accruals and (ii) including the corporate management expenses of DITI properly allocable to the Operating Companies (which percentage shall not be less than the percentage allocated to the Operating Companies for the year ended December 31, 1995) (hereinafter referred to as "Corporate Management Expenses"). "PSII Cash" shall mean the cash and cash equivalents of the Operating Companies as of the close of business on the Closing Date. "Net Cash Transfers to DITI" shall mean, for the period from January 1, 1996 through the Closing Date, (a) the aggregate amount of cash transferred from the Operating Companies to DITI, (b) plus the aggregate amount of cash paid

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directly to any creditor of DITI, the  Controlling  Stockholder or any Affiliate
of the Controlling Stockholder (including, without limitation, principal and interest payments to Southwest Bank of Texas), (c) minus the aggregate amount of cash advanced by DITI to the Operating Companies and (d) minus payments from the Operating Companies to DITI for Corporate Management Expenses. All of the expenses of Seller related to the Transactions (including, without limitation, commissions, legal fees, employee bonuses and the cost of reacquiring the minority interest in PSIL) shall be incurred and paid solely by DITI and not by any of the Operating Companies.

                  1.4.2 Payment. On the Closing Date, IRIS shall (i) wire transfer to an account designated in writing by DITI the Estimated Cash Portion of the Purchase Price and (ii) execute and deliver to DITI the Senior Subordinated Note and the IRIS Warrant. As far in advance of the Closing as is practicable, DITI shall prepare and deliver to IRIS reasonably detailed estimates of PSII Year-to-Date EBIT, PSII Cash and Net Cash Transfers to DITI. The "Estimated Cash Portion of the Purchase Price" payable at Closing shall be Nine Million Three Hundred Twenty-Eight Thousand Eight Hundred Twenty-One Dollars ($9,328,821) plus estimated PSII Year-to-Date EBIT (or minus estimated PSII Year-to-Date EBIT if negative), minus estimated PSII Cash and minus estimated Net Cash Transfers to DITI (or plus estimated Net Cash Transfers to DITI if negative).

                  1.4.3 Post-Closing Adjustment. Not more than 60 days after the Closing, DITI, with the full cooperation of IRIS employees and full access to the Files, shall prepare and deliver to IRIS (i) a final determination of PSII Year-to-Date EBIT, PSII Cash and Net Cash Transfers to DITI, (ii) audited consolidated financial statements of PSII as of and for the 6-month period ended on the Effective Date, together with an unqualified auditor's report thereon from Buffington & Company, P.C., and (iii) unaudited consolidated financial statements of PSII as of the Closing Date and for the period from the Effective Date to the Closing Date. The cost of the auditor's report shall be borne equally by each party. IRIS shall have up to 90 days thereafter to review and, at its expense, cause Coopers & Lybrand, LLP to review the calculation of the Purchase Price on its behalf to ensure that it has been calculated consistently with Section 1.4.1. If IRIS believes that any material aspect of such calculation has not been prepared appropriately, Coopers & Lybrand shall, not later than the end of such 90-day period, contact Buffington & Company, acting on behalf, and at the expense, of Seller to attempt to resolve the matter. If they are unable to resolve the matter within 45 days from the date that Buffington & Company is first contacted, Seller and IRIS shall request another firm designated by the first two accounting firms to determine the matter subject to disagreement, and the determination so made shall be final and binding on all parties. The fees of the third firm shall be borne equally by each party. Seller shall promptly refund to IRIS in cash the amount (if any) by which the amount paid at Closing exceeds the Purchase Price, or IRIS shall promptly pay to Seller cash in the amount (if any) by which the Purchase Price exceeds the amount paid at Closing.


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         1.5 Assumption of Liabilities.  At the Closing,  IRIS shall assume, and thereafter will perform, pay or otherwise satisfy in accordance with their terms as and when due, all of the Obligations. IRIS shall not assume nor be liable for any other obligations, debts, contracts or liabilities of Seller. Seller shall indemnify and hold harmless IRIS from and against the full amount of any Losses incurred by IRIS with respect to claims based on any alleged obligations, debts, contracts or liabilities of Seller not expressly assumed by IRIS under this
Section 1.5.

          1.6 Sales and Use Tax. IRIS and Seller shall cooperate in preparing and filing use and sales tax returns relating to, and Seller shall pay any sales or use tax due with regard to, the Transactions.

         1.7 Allocation of Purchase Price. The parties have negotiated an allocation of the Purchase Price, including the portion of the Purchase Price attributable to particular Assets, among the Assets and other matters as set forth on Schedule 1.7. Each of the parties agrees (i) to report the Transactions for federal and state income tax purposes in accordance with this allocation,
(ii) to not take any position inconsistent with such allocation on its tax returns without the consent of the other and (iii) to timely file federal tax Form 8594 (Asset Acquisition Statement) with the applicable tax return for the year of the Transactions. Each party shall provide the other with a draft copy of its federal tax form 8594 at least fifteen (15) days prior to filing it.


                                    SECTION 2

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         As an inducement for IRIS to enter into this Agreement, DITI, PSII and PSTI, jointly and severally, represent and warrant to IRIS that each of the following statements is true, correct and complete as of the date hereof:

         2.1 Existence and Rights. Each of DITI, PSII and PSTI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. PSIL is a corporation duly incorporated and validly existing under the laws of the United Kingdom. DITI and each of the Operating Companies
(i) has the corporate power and authority, rights and franchises to own its properties, to carry on its business as now conducted and to make and carry out the Transactions and (ii) is duly qualified and in good standing in each jurisdiction in which the character of its business makes such qualification necessary.

         2.2 Agreements Authorized. The execution, delivery and performance by Seller of this Agreement and each Closing Agreement to which DITI or any Operating Company is listed as a party have been duly authorized by all necessary corporate action (including, without limitation, shareholder approval) and, except as set forth on

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Schedule  2.2,  do not require  notice to, or the  consent or  approval  of, any governmental body, regulatory authority or other person. This Agreement has been duly executed and delivered by Seller and is a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally and general principles of equity. Upon execution and delivery by DITI or any Operating Company, each Closing Agreement to which such entity is listed as a party will be a legal, valid and binding obligation of such entity enforceable against such entity in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally and general principles of equity.

         2.3 No Conflict. Subject to obtaining the consents in Schedule 2.2, the execution, delivery and performance by Seller of this Agreement and each Closing Agreement to which DITI or any Operating Company is listed as a party will not
(i) breach or constitute grounds for the occurrence or declaration of a default under or allow another party a right to terminate any Material Assigned Contract or other material agreement, indenture, undertaking or other instrument to which DITI or any Operating Company is a party or by which they or any of the Assets are bound (including by virtue of any "key person" clause); (ii) violate any provision of Law; (iii) violate any provision of the Articles of Incorporation or Bylaws of DITI or any Operating Company; or (iv) result in the creation or imposition of any lien, charge or encumbrance on, or security interest in, any of the Assets. Seller is a "person" with total assets and annual net sales of less than $100,000,000 as determined in accordance with the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the regulations promulgated thereunder.

         2.4 Capitalization. The Controlling Stockholder is the beneficial and record owner of a majority of the outstanding shares of capital stock of DITI, and DITI is the beneficial and record owner of all of the outstanding shares of capital stock of PSII, PSTI and PSISI. PSII and Tony Landells, an employee of PSIL, are the beneficial and record owners of 75% and 25%, respectively, of the outstanding ordinary shares of PSIL, and PSII is the beneficial and record owner of all the outstanding preferred shares of PSIL. PSII will be the beneficial and record owner of all the outstanding shares of capital stock of PSIL on or before the Closing Date. Except as set forth on Schedule 2.9, there are no outstanding options, warrants, convertible debt securities or other rights to purchase any shares of capital stock of DITI, PSISI or any Operating Company.

         2.5 Contingencies. Except as set forth in the notes to the Financial Statements or on Schedule 2.5, (i) neither DITI nor any Operating Company is a party to any express warranty or similar guarantee with respect to any Inventory or other products previously sold or leased by it, (ii) there is no litigation, arbitration, other proceedings, written audit requests or, to the knowledge of Seller, investigations pending against DITI or any Operating Company, any of their officers or directors (in their capacities as such) or the Assets, and
(iii) to the knowledge of Seller, there is no threat of, or a reasonable basis for,

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any such litigation,  arbitration,  other proceedings or written audit requests, the results of which could reasonably be expected to have a Material Adverse Effect. Neither DITI nor any Operating Company is in default with respect to any order, writ, injunction or decree of any court or other governmental or regulatory authority.

         2.6 Financial Condition. The Financial Statements, correct and complete copies of which are attached hereto as Schedule 2.6, (i) are true and correct as of the date thereof; (ii) fairly and accurately present the consolidated financial condition of DITI and PSII as of the dates thereof and the consolidated results of the operations of DITI and PSII for the periods covered thereby; and (iii) have been prepared in accordance with GAAP. To the best knowledge of Seller, except as set forth in the Financial Statements, the notes thereto or Schedule 2.5, DITI and the Operating Companies did not have more than $30,000 in the aggregate of liabilities or guarantees, matured or unmatured, contingent or otherwise, as of the date of the Financial Statements which were not accurately reflected in the Financial Statements, and none have arisen since that time except in the ordinary course of the Business. The Financial Statements include adequate reserves for contracts, commitments, warranties and contingent liabilities to the extent required by GAAP.

         2.7 No Subsequent Changes. Except as set forth on Schedule 2.7, since December 31, 1995, (i) there has not been any Material Adverse Effect, or any occurrence or event which could reasonably be expected to have a Material Adverse Effect; (ii) neither DITI or any Operating Company has entered into, amended or terminated any commitments, contracts or transactions, or waived any contractual rights, except in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect; and (iii) neither DITI nor any Operating Company has made any change in its accounting methods or practices or any revaluations of any Assets or any reserves or liabilities associated therewith. Since December 31, 1995, neither DITI nor PSII has directly or indirectly paid, declared, or set aside any dividends or distributions with respect to, nor repurchased, any of its capital stock or securities of any class. Since December 31, 1995, neither DITI nor any Operating Company has paid any interest on, or repaid any principal of, any debt owed to the Controlling Stockholder or any of his Affiliates. Except as set forth on Schedule 2.7, there has been no acquisition, disposition or transfer of Inventory, Equipment, Personalty or other Assets except in the ordinary course of business since December 31, 1995. Without limiting the foregoing, since December 31, 1995, there has been no transfer of cash or other assets from any of the Operating Companies to, or for the behalf of, DITI, the Controlling Stockholder or any Affiliate of the Controlling Stockholder other than transfers of cash includable in the definition of "Net Cash Transfers to DITI" as a reduction to the Purchase Price.

         2.8 Compliance with Laws. The business and operations of DITI and the Operating Companies are and have been in compliance with all Laws, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. DITI and the Operating Companies have all permits, licenses, orders, authorizations,

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



registrations, approvals and other analogous instruments (each of which is listed on Schedule 2.8, is in full force and effect and, except as disclosed on
Schedule 2.8, can be transferred without any consent or filing), and they have made all filings and registrations and the like, which are necessary or proper to conduct the Business, except where the failure to maintain such permits and other instruments or to make such filings and registrations could not reasonably be expected to have a Material Adverse Effect.

         2.9 Title to Assets. Except as disclosed on Schedule 2.9, DITI and the Operating Companies have good and marketable title to the Assets free and clear of any liens, charges, options, adverse claims or security interests except the Obligations. The Assets include all of the assets necessary or actually used to conduct the Business.

         2.10 Intellectual Property. Except as disclosed on Schedule 2.10, DITI and the Operating Companies are the exclusive owners of all the Intellectual Property. Schedule 2.10 correctly lists all the Patents, registered Copyrights and registered Trademarks, the jurisdictions in which they were issued or registered, the date of issuance or registration and the identification number assigned thereto. The Patents, registered Copyrights and registered Trademarks are valid and enforceable in the jurisdictions in which they were issued or registered, as applicable. There are no options, licenses, royalty agreements or encumbrances of any kind relating to the Intellectual Property other than as set forth on Schedule 2.10. The Operating Companies possess the right to use in perpetuity (without royalty or other payment except as disclosed on Schedule 2.10) all Intellectual Property necessary or actually used to conduct the Business. Assuming execution of the New Employment Contracts, the failure of present and former employees and consultants of DITI, the Operating Companies and their respective predecessors to execute Employee Patent and Confidentiality Agreements will not have a Material Adverse Effect. Schedule 2.10 correctly lists all past and present litigation, arbitration or other disputes involving any of the Intellectual Property (and the outcome or present status thereof). To the best knowledge of Seller, the operation of the Business, including, but not limited to, the making, use, or sale of any Product by DITI or any Operating Company, does not violate or infringe any U.S. or foreign patent, copyright, trademark, service mark, trade secret or other proprietary interest of any other person. Without limiting the foregoing, the operation of the Business by the Operating Companies, including, but not limited to, the making, use, or sale of any Product by DITI or any Operating Company, does not violate or infringe U.S. Patent No. 5,447,841 (Methods for Chromosome-Specific Staining) or any foreign counterpart thereof. Further, to the best knowledge of Seller, no person is contesting Seller's rights in or to or violating or infringing any of the Intellectual Property.

         2.11 Software. Schedule 2.11 contains a complete and accurate list of the Software. Except as set forth on Schedule 2.10 or 2.11, PSTI is the exclusive owner of the Software (including the exclusive right to make, copy, sell, exploit and provide to others the use of the Software and all derivative works thereof) free and clear of any liens, options, licenses, royalty agreements or encumbrances of any kind. PSTI is in actual and sole possession of, and the Assets include, the complete source code of the Software and all related design documentation. Except as set forth on Schedule 2.11, each author of the Software, and every other person who participated in the development of the Software or any portion thereof or performed any work related thereto (collectively, the "Software Authors"), made his contribution to the Software within the scope of his employment by an Operating Company or one of their predecessors as a "work for hire." Except as set forth on Schedule 2.11, the Software and every portion thereof is an original creation of an Operating Company or one of their predecessors and does not contain any source code or portions of source code (including any "canned program") created by any parties other than the Software Authors. Any defects in the Software, and any errors in the related design documentation, are not, in the aggregate, excessive in light of industry standards. The Software has in all material respects the features described in the design documentation or advertisements made available to customers and, to the best knowledge of Seller, does not contain any "viruses" (as that term is commonly used in the computer software industry). To the best knowledge of Seller, the use and sale of the Software in the operation of the Business does not violate or infringe any U.S. or foreign patent, copyright, trademark, service mark, trade secret or other proprietary interest of any other person. Further, to the best of knowledge of Seller, no person is contesting Seller's rights in or to the Software or is violating or infringing any of the Software.

         2.12 Inventory. The Inventory reflected in the Financial Statements or thereafter acquired by any Operating Company, consists of items of a quantity and quality usable or salable in the ordinary course of the Business. Except as disclosed on Schedule 2.12, neither DITI nor any Operating Company is under any liability or obligation with respect to the return of inventory or merchandise in the possession of others. Seller has not received written or oral notice that any Operating Company will experience in the foreseeable future any material difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, services, supplies or component products required for the Business. The values at which inventories are carried on the Financial Statements reflect the inventory valuation policy of DITI and the Operating Companies in accordance with GAAP.

         2.13 Equipment and Personalty. Schedule 2.13 is a complete, accurate and correct list of all Equipment not in possession of DITI or an Operating Company, the location thereof, the party in possession thereof and any arrangements or understandings regarding the possession thereof. The Equipment and Personalty is in good operating condition, ordinary wear and tear excepted.

         2.14 Files. The Files include, among other things, (a) all Customer Lists in the possession of DITI or an Operating Company and which were obtainable from distributors after reasonable efforts, (b) all documentation relating to all other Intellectual Property, (c) all documents relating to customer complaints and (d) all documentation relating to quality assurance and quality control.

         2.15 Product Liability. There are no statements, citations or decisions by any governmental or regulatory body that any product manufactured, marketed or distributed at any time by DITI or any Operating Company (a "Product") is defective or fails to meet in any material respect any standards promulgated by any such governmental or regulatory body, including, but not limited to, the FDA, and, to the best knowledge of Seller, no governmental or regulatory body, including, but not limited to, the FDA, intends to notify Seller of any violation of such promulgated standards, including, but not limited to, the Federal Food, Drug and Cosmetics Act, the regulations promulgated thereunder or any comparable state or foreign law or regulation. There have been no recalls ordered by any such governmental or regulatory body with respect to any Product. There is no (a) fact relating to any Product that imposes upon DITI or any Operating Company (or IRIS upon consummation of the transactions contemplated hereby) a duty to recall any Product or a duty to warn customers of a defect in any Product or (b), to the best knowledge of Seller, latent or overt design, manufacturing or other defect in any Product. To the extent required under applicable Law, each Product has been cleared for marketing in the United States by the FDA and in every other country in which such Product is currently marketed by a comparable governmental agency.

         2.16 Insurance. The material properties and assets of DITI and each Operating Company which are of an insurable character are insured against loss or damage by fire and other customary risks, and DITI and the Operating Companies have liability and worker's compensation insurance with independent carriers, in each case to the extent and in the manner customary for companies engaged in a similar business or owning similar assets. Schedule 2.16 correctly sets forth all policies of insurance maintained by DITI and the Operating Companies, the amount and type of coverage and the expiration date of such coverage.

         2.17 Real Property. Schedule 2.17 correctly identifies all the real property used in the Business, all of which is leased to an Operating Company. The leases for such property are listed on Schedule 2.19 as part of the Material Assigned Contracts.

         2.18 Environmental Matters. Except as set forth on Schedule 2.18, DITI and each Operating Company has been, and is, in full compliance in all material respects with all Laws relating to pollution or protection of the environment, including Laws relating to (i) emissions, discharges, releases or threatened releases or discharges of materials constituting Hazardous Materials into the environment (including, without limitation, ambient air, surface water, land surface or subsurface strata) or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, "Environmental Laws") and with all terms and conditions of, all permits, licenses and other authorizations required for the operation of the Business under any Environmental Law. There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter under the Environmental Laws pending, or, to the best knowledge of Seller, threatened against DITI or any Operating Company. Seller has delivered to IRIS true and complete copies of all environmental audits, reports and inspections in its possession or control relating to any real property used in the Business. Notwithstanding anything to the contrary contained in this Agreement, Seller makes no representations or warranties with respect to Environmental Laws or other environmental matters except as set forth in this Section 2.18.

         2.19 Material Assigned Contracts. Schedules 2.10 and 2.19 collectively set forth a correct and complete list of all the Material Assigned Contracts, including all amendments, modifications and waivers thereto. Seller has previously delivered to IRIS true and complete copies of all the Material Assigned Contracts (or, in the case of oral Material Assigned Contracts, true and correct summaries thereof). "Material Assigned Contracts" shall mean all Assigned Contracts which are material to the Business, including, without limitation, all Assigned Contracts (a) relating to Intellectual Property, (b) involving real property, (c) relating to distributorships, (d) constituting capital leases, (e) constituting operating leases with aggregate payments over the life of the lease (assuming exercise of all options) in excess of $30,000,
(f) involving joint ventures, partnerships and similar arrangements or (g) having a term (whether or not cancelable) of more than one year or potentially involving the payment or receipt of more than $30,000 in any twelve-month period. Except as disclosed on Schedule 2.19, each of the Material Assigned Contracts (including all amendments, modifications and waivers) (a) has been duly authorized, executed and delivered by DITI, PSII, PSTI and/or PSIL, as applicable, and, to the best knowledge of Seller, the other parties thereto, (b) remains in full force and effect to the extent of its terms without any amendment, modification or waiver not reflected in the copies thereof previously delivered to IRIS, (c) is binding on the parties thereto in accordance with and to the extent of its terms and applicable Laws, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally and general principles of equity and (d) will not be breached by the assignment thereof to IRIS. Seller has not received any letter or other written notice threatening or declaring termination of any Material Assigned Contract and does not know of any reasonable basis for any claim of default by it or any other party to any Material Assigned Contract. Seller is not restricted by agreement from carrying on the Business or any other line of business anywhere in the world, and, to the best knowledge of Seller, none of the employees of DITI or any Operating Company is bound by any contract or restriction which has or could be reasonably expected to have a Material Adverse Effect.

         2.20 Purchase Commitments and Sales Commitments. Schedule 2.20 is a true and complete list of (i) all Purchase Commitments under which any Operating Company is obligated, or will become obligated to, pay any particular vendor an aggregate sum in excess of $30,000; (ii) all Sales Commitments under which any Operating Company is obligated, or will become obligated to, deliver products and/or perform services for an aggregate price to any particular customer in excess of $30,000; and (iii) all bids or proposals (together with a brief description of each of same) submitted by any Operating Company pursuant to which it may become obligated to deliver products and/or services for an aggregate price to any particular customer in excess of $30,000. Seller has previously delivered to IRIS true and complete copies of all such Purchase Commitments and Sales Commitments (or, in the case of oral Purchase Commitments and Sales Commitments, true and correct summaries thereof).

         2.21 Business Relations. DITI and the Operating Companies have good commercial working relationships with their customers, suppliers and distributors. Seller has not received notice that any of its customers, suppliers or distributors intends to terminate or alter its relationship with DITI or any Operating Company except for terminations or alterations which would not, in the aggregate, have a Material Adverse Effect. Seller has not received notice from customers, suppliers or distributors that the Transactions will have a material adverse effect on the Business after the Closing.

         2.22 Affiliate Transactions. Except as disclosed on Schedule 2.22 or in the notes to the Financial Statements, neither the Controlling Stockholder nor any of his Affiliates (i) owns (other than ownership of less than one percent (1%) of the stock of a publicly traded corporation), directly or indirectly, individually or collectively, any interest in any corporation, partnership, firm, association or sole proprietorship, which is either a competitor, potential competitor, customer, supplier or distributor of DITI or any Operating Company or has an existing contractual relationship with DITI or any Operating Company; or (ii) owes any money to or is owed any money by DITI or any Operating Company.

         2.23 Benefit Plans. Schedule 2.23 accurately reflects all of the deferred compensation plans and arrangements maintained by DITI or any of the Operating Companies, including profit sharing, pension, savings, stock option, stock bonus and defined contribution plans. Such Schedule identifies all "employee benefit plans" within the meaning of Section 3(2) of ERISA, all "multiemployer plans" within the meaning of Section 3(37) of ERISA, all benefit plans maintained outside the United States primarily for the benefit of non-resident aliens, in each case with respect to which any material liability under ERISA or otherwise may be incurred by DITI or any Operating Company (singularly, a "Plan," and collectively, the "Plans"). Except for Plans which are multiemployer plans, no Plan is a defined benefit plan within the meaning of
Section 3(35) of ERISA. Neither DITI nor any Operating Company is a "substantial employer" with regard to any multiemployer plan. Each Plan is and has been operated and administered in accordance with its provisions and applicable law, except where the failures to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and to the extent required, is "qualified" within the meaning of 401(a) of the Code, and each related trust is exempt from taxation under Section 501(a) of the Code, and Seller knows of no current matter which might materially affect such statuses. As to facts existing on the date hereof, with respect to any Plan which is not a multiemployer plan and, to the best of Seller's knowledge with respect to any Plan which is a multiemployer plan, there is not, and there are no reasonable grounds to expect, any (i) present liability under ERISA or comparable foreign Laws which has been or may be incurred by Seller or any Subsidiary; (ii) "reportable event" as within the meaning of Section 406 of ERISA; or (iii) termination of any Title IV Plans which liability, termination or reportable event, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. To the best knowledge of Seller, no persons connected with any Plan have engaged in non-exempt "prohibited transactions" within the meaning of Section 406 of ERISA which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither DITI nor any Operating Company has violated any of the health care continuation coverage requirements of Section 4980B of the Code.

                  2.24 Employment Matters. There is no pending or (to the best knowledge of Seller) threatened litigation by any employees or consultants of DITI or any Operating Company, and there are no pending or (to the best knowledge of Seller) threatened administrative actions or claims with respect to the relationship of DITI or any Operating Company to any employee or consultant, including, without limitation, discrimination claims (whether for sex, age, race, religion, national origin or any other reason). There are no controversies regarding compensation or other terms of employment pending or, to the knowledge of Seller, threatened with any employee(s) of DITI or any Operating Company (nor have there been any such controversies during the past three years) which could reasonably be expected to have a Material Adverse Effect, and Seller does not know of any organizational efforts presently being made involving any of such employees. No Key Employee has recently terminated or, to the best knowledge of Seller, has any plans to terminate his or her employment with DITI and the Operating Companies. Schedule 2.24 lists all the employment agreements with employees of Operating Company and the names and current compensation levels of each employee of any Operating Company with a total annual compensation (including reasonably anticipated bonus payments) over Sixty Thousand Dollars ($60,000), and all collective bargaining agreements or other contracts or commitments to or with any labor unions or other employee representatives or groups of employees (the "Existing Employment Contracts").

         2.25 Accredited Investors; Investment Intent. DITI is an "Accredited Investor" as defined in Rule 501 of Regulation D promulgated pursuant to the Securities Act. All of the stockholders of DITI are residents of the State of Texas. DITI is acquiring the Senior Subordinated Note and the IRIS Warrant (and if the IRIS Warrant is exercised, will acquire shares of IRIS Common Stock) for its own account and not with a view to the resale or distribution of any or all of such securities in violation of the Securities Act, or any applicable state securities laws, and DITI will not dispose of such securities in violation of the Securities Act or any applicable state securities laws. DITI acknowledges that the Senior Subordinated Note, the IRIS Warrant and the shares of IRIS Common Stock issuable upon exercise of the IRIS Warrant will not be registered under the Securities Act or any state securities laws except to the extent provided in the Registration Rights/Standstill Agreement. As a result, such securities cannot be sold, and must be held indefinitely, unless subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from such registration is available. Consequently, DITI understands that any certificates representing such securities will contain a legend setting forth restrictions on transfer under such securities laws and the Registration Rights/Standstill Agreement. Further, DITI acknowledges and understands that IRIS is and will be issuing such securities pursuant to, and in reliance on, an exemption from the registration requirements of the Securities Act and any applicable state securities laws which is, in part, dependent on the representations and warranties made in this
Section 2.25.

         2.26 Commissions. Except as provided in Schedule 2.26, neither Seller nor any of its officers, directors, agents or employees has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees, commissions or other amounts with respect to the Transactions, and Seller agrees to hold IRIS harmless from and against any Losses incurred by reason of any contrary assertions.

         2.27  Taxes.  Except  as  disclosed  on  Schedule  2.27,  DITI and each
Operating Company has (i) timely filed all returns for Taxes required to be filed on or before the date hereof or has obtained extensions (without penalty or interest) of the deadline for filing; (ii) paid or adequately reserved on the balance sheets contained in the Financial Statements for all Taxes owed on such date; (iii) adequately reserved for deferred Taxes in accordance with GAAP; and
(iv) duly withheld, collected and paid over to the proper governmental authorities all Taxes and assessments required to have been withheld or collected and paid over by such entities, all as and to the extent prescribed by law. Except as disclosed on Schedule 2.27, neither DITI nor any Operating Company has been advised of any deficiency claimed or proposed to be claimed against or relating to any of them by any taxing authority which has not been paid, settled or adequately reserved for in the Financial Statements, and there are no matters under discussion with any taxing authority which might reasonably result in the assessment of additional amounts against or relating to DITI or any Operating Company. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the Assets. PSIL is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreement. PSIL has never been a member of an affiliated group of corporations within the meaning of
Section 1504 of the Code. PSIL has never been a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal or foreign income tax purposes.

         2.28 Accuracy of Information Furnished. To the best knowledge of Seller, no statement or information contained in any schedule, certificate or other document or information furnished, or to be furnished, by or on behalf of Seller (i) contains or will contain any untrue statement of a material fact, or
(ii) omits or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which it was made, not misleading, except where such untrue statement or omission was corrected in subsequent information delivered or made available to IRIS or its representatives by Seller or its representatives.

                                    SECTION 3

                     REPRESENTATIONS AND WARRANTIES OF IRIS

         As an inducement for DITI, PSII and PSTI to enter into this Agreement, IRIS represents and warrants to DITI, PSII and PSTI that each of the following statements is true, correct and complete as of the date hereof:

         3.1 Existence and Rights. IRIS (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) has the corporate power and authority to own its properties, to carry on its business as now conducted and to make and carry out the Transactions. On or prior to the Closing Date, IRIS will be duly qualified and in good standing as a foreign corporation in the State of Texas.

         3.2 Agreements Authorized. The execution, delivery and performance by IRIS of this Agreement and the Closing Agreements to which IRIS is listed as a party have been duly authorized by all necessary corporate action and, except as set forth on Schedule 3.2, do not require notice to, or the consent or approval from, any governmental body, regulatory authority or other person. This Agreement has been duly executed and delivered by IRIS and is a legal, valid and binding obligation of IRIS enforceable against IRIS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally and general principles of equity. Upon execution and delivery by IRIS, the Closing Agreements will be legal, valid and binding obligations of IRIS enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally and general principles of equity.

         3.3 No Conflict. The execution, delivery and, subject to obtaining the consents in Schedule 3.2, performance by IRIS of this Agreement and each Closing Agreement to which IRIS is listed as a party will not (i) breach or constitute grounds for the occurrence or declaration of a default under, or allow another party a right to terminate any agreement, indenture, undertaking or other instrument to which IRIS is a party or by which it or any of its properties may be bound or affected, (ii) violate any provision of Law, the violation of which could have a Material Adverse Effect or (iii) violate any provision of the Articles of Incorporation or Bylaws of IRIS.

         3.4 SEC Filings. IRIS has previously furnished to Seller complete and correct copies of the IRIS Annual Report on Form 10-K for the year ended December 31, 1995, Proxy Statement dated April 29, 1996 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 (collectively, the "IRIS SEC Documents"). The IRIS SEC Documents comply in all material respects with the requirements of the Exchange Act and none of the IRIS SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent modified or superseded by a document subsequently filed with the SEC. Since December 31, 1995 through the date hereof, IRIS has not made any filings with the Securities and Exchange Commission other than (i) the IRIS SEC Documents, (ii) a Current Report on Form 8-K dated February 16, 1996 (reporting the acquisition of StatSpin Technologies), (iii) a Registration Statement on Form S-3 dated March 27, 1996 (relating to the resale of up to 466,311 shares of IRIS Common Stock by selling securityholders issued or issuable in connection with the acquisition of StatSpin Technologies) and (iv) a Current Report on Form 8-K dated May 9, 1996 (reporting the execution of the Letter of Intent). The financial statements of IRIS, including the notes thereto, included in the IRIS SEC Documents (the "IRIS Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), fairly present the consolidated financial position of IRIS at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments) and are complete and correct in all material respects. The IRIS Financial Statements include adequate reserves for contracts, commitments, warranties and contingent liabilities to the extent required by GAAP.

         3.5 Capitalization. Except for (i) items disclosed in the IRIS SEC Documents, (ii) the issuance of additional stock options under the IRIS stock option plans and (iii) the continuing right of employees to purchase shares of IRIS Common Stock under the IRIS Key Employee Stock Purchase Plan, there are no outstanding options, warrants, convertible debt securities or other rights to purchase any shares of capital stock of IRIS. Since March 31, 1996, IRIS has not issued or sold any shares of capital stock or any options, warrants, convertible debt securities or other rights to purchase shares of capital stock except for
(i) stock options to purchase 44,200 shares of IRIS Common Stock granted under the IRIS stock option plans and (ii) shares of IRIS Common Stock issued pursuant to the exercise of outstanding warrants described in the SEC Documents. During the period from March 31, 1996 through the date hereof, IRIS did not sell any shares of IRIS Common Stock under the IRIS Key Employee Stock Purchase Plan.

         3.6 Contingencies. Except as disclosed in the IRIS SEC Documents, there is no litigation, arbitration, other proceedings, written audit requests or, to the knowledge of IRIS, investigations pending against IRIS or any of its officers or directors (in their capacities as such) which could reasonably be expected to have a Material Adverse Effect. IRIS is not in default with respect to any order, writ, injunction or decree of any court or other governmental or regulatory authority.

          3.7 No Material Changes. Since March 31, 1996, there has not been any Material Adverse Effect, or any occurrence or event which could reasonably be expected to have a Material Adverse Effect.

         3.8 Compliance with Laws. The business and operations of IRIS are and have been in compliance with all Laws, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

         3.9 IRIS Securities. The Senior Subordinated Note and IRIS Warrant, when issued at the Closing, will be duly authorized and validly issued, and IRIS has reserved for issuance upon the exercise of the IRIS Warrant the requisite number of shares of IRIS Common Stock. The shares of IRIS Common Stock issuable upon exercise of the IRIS Warrant, when issued in compliance therewith, will be duly and validly issued, fully paid and non-assessable.

          3.10 Purchasing Inventory for Resale. IRIS is purchasing the Inventory for resale in the ordinary course of business.

         3.11 Commissions. Neither IRIS nor any of its officers, directors, agents or employees has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees, commissions or similar amounts with respect to the Transactions, and IRIS agrees to hold Seller harmless from and against Losses incurred by reason of any contrary assertions.

         3.12 Accuracy of Information Furnished. To the best knowledge of IRIS, no statement or information contained in any schedule, certificate or other document or information furnished, or to be furnished, by or on behalf of IRIS
(i) contains or will contain any untrue statement of a material fact, or (ii) omits or will omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which it was made, not misleading, except where such untrue statement or omission was corrected in subsequent information delivered or made available by IRIS or its representatives to Seller or its representatives.


                                    SECTION 4

                               COVENANTS OF SELLER

          4.1 Conduct of Business Prior to Closing. Seller agrees that until the Closing Date, unless IRIS shall otherwise consent in writing in advance, the Operating Companies will:

                  4.1.1 Conduct business only in the ordinary and usual course consistent with past practice;

                  4.1.2 Use reasonable efforts to preserve the goodwill with their customers, suppliers, distributors and others having business relations with them;

                  4.1.3 Not transfer or encumber any of the Assets except for the sale of Inventory in the ordinary course of business;

                  4.1.4 Maintain their books and records in accordance with past practices and policies, except for such changes of which they will advise IRIS as are required to comply with GAAP or applicable Law;

                  4.1.5 Preserve their business organization intact and use reasonable efforts to keep available to IRIS the services of their present employees;

                  4.1.6 Continue to maintain all of the Equipment, Inventory and Personalty in good repair, order and condition, reasonable wear and tear excepted;

                  4.1.7 Not enter into or amend, waive any rights under, or exercise any option to extend or renew, any Material Assigned Contract except in the ordinary and usual course consistent with past practice;

                  4.1.8 Use reasonable efforts to maintain in full force and effect all policies of insurance with respect to the Business now in effect (or secure comparable replacement policies in the event the insurer cancels or declines to renew such policies) and give all notices and present all claims under all such policies in a timely fashion;

                  4.1.9 Not (i) borrow or agree to borrow any funds, or incur, assume or guarantee any obligation or liability (absolute or contingent), which is not incurred in the ordinary course of business; or (ii) pay, discharge or satisfy any Claim, liability or obligation (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities or obligations reflected, or reserved against, in the Financial Statements or incurred after the dates of the Financial Statements in the ordinary course of business consistent with past practice;

                  4.1.10 Not effect any transaction or enter into any contract or arrangement between any Operating Company, on the one hand, and DITI, the Controlling Stockholder or any Affiliate of the Controlling Stockholder, on the other hand, including, without limitation, PSISI, Terra Laboratories, Ltd. and Terra Laboratories, Ltd. II;

                  4.1.11 Not advance any funds to, guarantee any indebtedness of, or incur or pay any expenses or liabilities to or on behalf of, DITI, the Controlling Stockholder or any Affiliate of the Controlling Stockholder, including, without limitation, PSISI, Terra Laboratories, Ltd. and Terra Laboratories, Ltd. II, other than the payment of Corporate Management Expenses to DITI in the ordinary course consistent with past practice;

                  4.1.12 Pay any interest on, or repay any principal of, any indebtedness to or on behalf of DITI, the Controlling Stockholder or any Affiliate of the Controlling Stockholder, including, without limitation, PSISI, Terra Laboratories, Ltd. and Terra Laboratories, Ltd. II; and

                  4.1.13 Not declare, set aside or pay any dividend, make any other distribution in respect of their stock or make any direct or indirect redemption, purchase or other acquisition of their stock (except as contemplated by Section 6.12).

         4.2 Representations True. Until the Closing Date, Seller will perform such reasonable acts as may be necessary or appropriate to make all of its representations and warranties set forth in this Agreement true and correct on and as of the Closing Date. Seller will inform IRIS promptly upon discovery that any of its representations or warranties ceases to be true or correct.

         4.3 Access. From the date hereof through the earlier of the Closing or termination of this Agreement, Seller will (i) permit IRIS and its authorized representatives to have full access during normal business hours and under reasonable conditions to any and all premises, properties, files, books, records, documents and other information of Seller, (ii) provide IRIS and its authorized representatives with all information which such parties reasonably request concerning the Business, including without limitation, the financial condition and results of operation of Seller, (iii) otherwise reasonably cooperate with and assist IRIS and its authorized representatives in connection with their investigation, (iv) upon the request of IRIS, deliver to IRIS true and correct copies of any documents requested, and (v) permit IRIS and its auditors to confer with Seller's auditors, Buffington & Company, P.C. regarding their audits and reviews of the Financial Statements.

         4.4 Supplemental Information. From the date hereof through the Closing Date, Seller shall deliver to IRIS immediately upon Seller's discovery or access thereto, any information (i) as may be reasonably required to update the information set forth on the Schedules hereto or (ii) that otherwise amends, updates or conflicts with any of the matters discussed in the representations or warranties set forth in Section 2.

         4.5 Permits. Seller will make all filings with governmental bodies and other regulatory authorities and obtain all other permits, approvals, authorizations and consents of all third parties necessary for Seller to consummate the Transactions, including those listed on Schedule 2.2.

          4.6 Security Interests. On or before the Closing Date, Seller shall secure termination of any liens, charges, options, adverse claims or security interests in or to the Assets except the Obligations.

         4.7 Closing Agreements. Subject to the fulfillment by IRIS or waiver by Seller of the conditions precedent contained in Section 7, Seller will, and will cause all of its Affiliates which are listed as parties to the Closing Agreements to, execute and deliver the Closing Agreements prior to or at the Closing.

         4.8 Legal Opinion. Seller shall use its best efforts to cause Andrews & Kurth LLP, counsel to Seller, to render an opinion at the Closing, dated as of the Closing Date, in substantially the form attached hereto as Exhibit C.


                                    SECTION 5

                                COVENANTS OF IRIS

         5.1 Representations True. Until the Closing Date, IRIS will perform such reasonable acts as may be necessary or appropriate to make all of its representations and warranties set forth in this Agreement true and correct on and as of the Closing Date. IRIS will inform Seller promptly upon discovery that any of its representations or warranties ceases to be true or correct.

         5.2 Supplemental Information. From the date hereof through the Closing Date, IRIS shall deliver to DITI immediately upon IRIS' discovery or access thereto, any information that amends, updates or conflicts with any of the matters discussed in the representations or warranties set forth in Section 3.

         5.3 Permits. IRIS will make all filings with governmental bodies and other regulatory authorities and obtain all permits, approvals, authorizations and consents of all third parties, necessary for IRIS to consummate the Transactions, including those listed on Schedule 3.2.

          5.4 Closing Agreements. Subject to the fulfillment by Seller or waiver by IRIS of the conditions precedent contained in Section 6, IRIS will execute and deliver the Closing Agreements prior to or at the Closing.

         5.5 Legal Opinion. IRIS shall use reasonable efforts to cause Irell & Manella LLP, counsel for IRIS, to render an opinion at the Closing, dated as of the Closing Date, in substantially the form attached hereto as Exhibit D.

                                    SECTION 6

                   CONDITIONS PRECEDENT TO OBLIGATIONS OF IRIS

         Subject to the proviso in clause (ii) of Section 9.1, the obligations of IRIS to consummate this Agreement and the Transactions are subject to the satisfaction, prior to or as of the Closing Date, of each of the following conditions, each of which may be waived by IRIS in writing:

         6.1 Accuracy of Representations and Warranties. The representations and warranties of Seller contained in this Agreement or in any certificate or document delivered to IRIS pursuant hereto shall be true and correct on and as of the Closing Date as though made at and as of that date (except where such representation and warranty is made as of a date specifically set forth therein), and Seller shall have delivered to IRIS a certificate to that effect.

         6.2 Compliance with Covenants. Seller shall have in all material respects performed and complied with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by them at the Closing Date, and Seller shall have delivered to IRIS a certificate to that effect.

         6.3 Consents Obtained; Filings. Seller shall have obtained all consents and approvals from, and shall have completed all declarations, filings and registrations with, government agencies and private third parties that are required for the execution, delivery and performance of this Agreement by Seller.

          6.4 No Material Adverse Effect. There shall have been no Material Adverse Effect, or any occurrence or event which could reasonably be expected to have a Material Adverse Effect.

         6.5 Legal Actions or Proceedings. No legal action or proceeding shall have been instituted or overtly threatened by any governmental agency seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the Transactions, and no legal action or proceeding shall have been instituted or overtly threatened by any private party seeking material monetary awards from IRIS in connection with the Transactions.

         6.6 All Proceedings to Be Satisfactory. All corporate and other proceedings to be taken by Seller in connection with the Transactions and all documents incident thereto shall be reasonably satisfactory in form and substance to IRIS and its counsel, and IRIS and said counsel shall have received all such certified or other copies of such documents as it may reasonably request.

         6.7 Opinion of Counsel for Seller. IRIS shall have received the favorable opinion of Andrews & Kurth, counsel to Seller, dated the Closing Date, in substantially the form attached as Exhibit C.

          6.8 Closing Agreements. The Closing Agreements shall have been executed and delivered by all parties thereto, unless the failure to do so is a result of a breach by IRIS.

         6.9 Transfer Documents. Seller shall have executed and delivered the Transfer Documents and thereby have delivered to IRIS good and marketable title to the Assets free and clear of any liens, charges, options, adverse claims or security interests except the Obligations.

          6.10 Closing Documents. IRIS shall have received, in form and substance reasonably satisfactory to its counsel, each and every closing document required to be delivered to it as set forth in this Agreement.

          6.11 Commissions. Seller shall have paid all the commissions listed on
Schedule 2.26.

         6.12 Capital Stock of PSI. PSII shall have acquired and delivered to IRIS beneficial and record ownership of all the outstanding shares of capital stock of PSIL, and Mr. Landells shall have waived any and all rights he may have to acquire stock of PSIL, including, without limitation, through any option or right of first refusal.

         6.13 Pending Lawsuit. DITI shall have (i) paid all fees and expenses owed to the law firm of Singleton & Cooksey with respect to the Stockholder Lawsuit, (ii) secured from Singleton & Cooksey a written release of all liability for such fees and expenses for any employees to whom IRIS offers employment or (iii) agreed in writing to indemnify such employees against any liability for such fees and expenses.


                                    SECTION 7

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

         Subject to the proviso in clause (iii) of Section 9.1, the obligations of Seller to consummate this Agreement and the Transactions are subject to the satisfaction, prior to or at the Closing, of the following conditions, each of which may be waived by Seller in writing:

          7.1 Accuracy of Representations and Warranties. The representations and warranties of IRIS contained in this Agreement or in any certificate or document delivered to Seller pursuant hereto shall be true and correct on and as of the Closing Date as though made at and as of that date (except where such representation and warranty is made as of a date specifically set forth therein), and IRIS shall have delivered to Seller a certificate to such effect.

         7.2 Compliance with Covenants. IRIS shall in all material respects have performed and complied with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it at the Closing Date, and IRIS shall have delivered to Seller a certificate to that effect.

         7.3 Consents Obtained; Filings. IRIS shall have obtained all consents and approvals from, and shall have completed all declarations, filings and registrations with, government agencies and private third parties that are required for the execution, delivery and performance of this Agreement by IRIS.

         7.4 No Material Adverse Effect. There shall have been no Material Adverse Effect, and no occurrence or event which could reasonably be expected to result in a Material Adverse Effect.

         7.5 All Proceedings to Be Satisfactory. All corporate and other proceedings to be taken by IRIS in connection with the Transactions and all documents incident thereto shall be reasonably satisfactory in form and substance to Seller and its counsel, and Seller and said counsel shall have received all such certified or other copies of such documents as they may reasonably request.

         7.6 Opinion of Counsel for IRIS. Seller shall have received the favorable opinion of Irell & Manella, counsel for IRIS, dated the Closing Date, substantially in the form attached as Exhibit D.

         7.7 Legal Actions or Proceedings. No legal action or proceeding shall have been instituted or overtly threatened by any governmental agency seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the Transactions, and no legal action or proceeding shall have been instituted or overtly threatened by any private party seeking material monetary awards from Seller in connection with the Transactions.

          7.8 Closing Agreements. The Closing Agreements shall have been executed and delivered by all parties thereto, unless the failure to do so is a result of a breach by Seller or a refusal by any of its Affiliates.

          7.9 Closing Documents. Seller shall have received, in form and substance reasonably satisfactory to its counsel, each and every closing document required to be delivered to it as set forth in this Agreement.

          7.10 Purchase Price. Seller shall have received, as of the Closing Date, the Purchase Price in the manner set forth in Section 1.4.

                                    SECTION 8

                                 INDEMNIFICATION

         8.1 Right of Indemnification. Subject to Section 8.4, IRIS and Seller each agree to indemnify and hold the other (and the other's respective officers, directors, employees and agents) harmless from and against the full amount of all Losses arising out of or resulting from a breach of any representation, warranty or covenant made by the Indemnifying Party in this Agreement.

         8.2 Deductible Amount. Notwithstanding the foregoing, neither IRIS, on the one hand, nor Seller, on the other hand, shall be required to indemnify the other under the terms of this Agreement unless and until the aggregate amount of the Losses of the other exceeds $50,000, in which case such indemnification obligations shall apply to all Losses in excess of such threshold. The foregoing threshold shall not apply against IRIS for failure to make payments under the Senior Subordinated Note.

         8.3 Survival of Representations; Effect of Disclosures. The representations and warranties in this Agreement shall survive the Closing and remain in full force and effect regardless of any disclosures made to or investigations made by a party.

         8.4 Time Limit. Notwithstanding Section 8.3, neither party may seek indemnity under this Section 8 or any other recovery or remedy for any Loss under this Agreement at any time after two (2) years from the Closing Date; provided, however, that IRIS may seek indemnification hereunder for any Loss based on (i) any obligations, debts, contracts and liabilities not expressly assumed by IRIS (including, without limitation, as a result of a breach of the representations and warranties concerning the obligations, debts, contracts and liabilities of PSIL) until 30 days after the expiration of the applicable statute of limitations for the relevant obligation, debt, contract or liability or (ii) any covenant contained in Section 10 (Other Covenants) until two (2) years from the date the covenant is breached.

         8.5 Procedures for Indemnification. If any claim is asserted or any action or proceeding is brought in respect of which indemnity may be sought, the Indemnified Party will promptly notify the Indemnifying Party in writing of such asserted claim or the institution of such action or proceeding; provided, however, that the Indemnified Party's failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it might otherwise have on account of this indemnity, except to the extent that the Indemnifying Party has been materially prejudiced by such failure to notify. If requested by the Indemnified Party in the aforementioned notice, the Indemnifying Party shall undertake full responsibility for the defense of any Third-Party Claim which, if successful, would result in an obligation of indemnity under this Agreement. The Indemnifying Party may contest or settle any such claim on such terms as the

Indemnifying Party may choose, provided that the Indemnifying Party will not have the right, without the Indemnified Party's prior written consent, to settle any such claim if such settlement (i) arises from or is part of any criminal action, suit or proceeding, (ii) contains a stipulation to, confession of judgement with respect to, or admission or acknowledgement of, any liability or wrongdoing on the part of the Indemnified Party, (iii) relates to any tax matters, (iv) provides for injunctive relief, or other relief or finding other than money damages, which is binding on the Indemnified Party, or (v) does not contain an unconditional release of the Indemnified Party. Such defense will be conducted by reputable attorneys retained by the Indemnifying Party at the Indemnifying Party's cost and expense, but the Indemnified Party will have the right to participate in such proceedings and to be separately represented by attorneys of its own choosing. The Indemnified Party will be responsible for the costs of such separate representation unless the Indemnified Party will have reasonably concluded that the interests of the Indemnified Party and the Indemnifying Party in the action conflict in such a manner and to such an extent as to make advisable, consistent with applicable standards of professional responsibility, the retention of separate counsel for the Indemnified Party, in which case the Indemnifying Party will pay for one (but not more than one) separate counsel chosen by the Indemnified Party.

         8.6 Cooperation. The Indemnifying Party and the Indemnified Party shall cooperate in determining the validity of any Third-Party Claim for any Loss for which a claim of indemnification may be made hereunder. Each party shall also use all reasonable efforts to minimize all Losses.


                                    SECTION 9

                                   TERMINATION

         9.1 Grounds for Termination. Subject to Section 9.3, this Agreement may be terminated: (i) at any time prior to the Closing by either IRIS or Seller if there has been a breach of the representations, warranties or covenants of the other party set forth herein which is reasonably expected to have a Material Adverse Effect, but only if such breach remains uncured for a period of ten (10) days after receipt of written notice of such breach from the nonbreaching party;
(ii) by IRIS if any condition stated in Section 6 cannot be or have not been satisfied by the Closing Date, provided, however, IRIS may not terminate this Agreement pursuant to this clause "ii" if IRIS would be entitled to indemnification under this Agreement for the failure to satisfy such condition, money damages would adequately compensate IRIS for any Losses resulting therefrom and the Losses could not reasonably be expected to exceed of $50,000;
(iii) by Seller if any condition stated in Section 7 cannot be or have not been satisfied by the Closing Date, provided, however, Seller may not terminate this Agreement pursuant to this clause "iii" if Seller would be entitled to indemnification under this Agreement for the failure to satisfy such condition, money damages would adequately compensate Seller for any Losses resulting therefrom and the Losses could not reasonably be expected to exceed of $50,000; (iv) by mutual agreement of Seller and IRIS; or (v) by Seller or IRIS if the Closing shall not have occurred within forty-five (45) days of the date hereof, provided that the right to terminate this Agreement pursuant to this Section 9.1 shall not be available to a party who has materially breached any representation, warranty or covenant of this Agreement.

         9.2 Effect of Termination. If this Agreement is terminated as provided in Section 9.1, all obligations of the parties hereunder will terminate without liability of any party to any other party, except (i) that the obligations set forth in Sections 2.26 and 3.11 (Commissions), 10.1 (Confidentiality), 12.2 (Expenses), 12.9 (Governing Law; Consent to Jurisdiction), 12.10 (Attorneys'
Fees) and 12.13 (Arbitration) will survive any such termination and (ii) for liability for Losses caused by any prior breach (which shall not include the mere failure of any condition precedent).

         9.3 Rights to Proceed. If any of the conditions specified in Section 6 have not been satisfied, IRIS will have the right to proceed with the Transactions without waiving any of its rights hereunder to seek damages for Losses related to any breach of a representation, warranty or covenant; and if any of the conditions specified in Section 7 have not been satisfied, Seller will have the right to proceed with the Transactions without waiving any of its rights hereunder to seek damages for Losses related to any breach of a representation, warranty or covenant. Either party may elect by written notice to postpone the Closing Date, but not by more than fifteen (15) days, if a condition to closing has not been met either because of circumstances beyond its reasonable control or an unintentional breach of a representation, warranty or covenant by it and such condition is reasonably expected to be met or cured on or before the new Closing Date.

         9.4 Specific Performance. The Assets to be transferred under this Agreement are uniquely suited for the purposes and needs of IRIS. If Seller should default in its obligations under this Agreement, the parties each acknowledge that the remedy at law would be inadequate to compensate IRIS. Accordingly, IRIS, in addition to any other available rights or remedies, may at its sole option sue in equity for specific performance, and Seller expressly waives the defense that a remedy in damages will be adequate.


                                   SECTION 10

                                 OTHER COVENANTS

         10.1 Confidentiality. Each party hereto shall strictly maintain the confidential nature of, and not disclose to any third party or use for any purpose other than in connection with the Transactions without prior written consent, (a) any confidential information learned about the other in the course of the Transactions or (b) the exact terms of this Agreement, or the Closing Agreements or any other documents signed at the Closing, unless and to the extent necessary to carry out the Transactions, provided that

Seller will not make any public announcements regarding the Transactions prior to Closing, and IRIS will consult with Seller in preparing any public announcement, including affording Seller an opportunity to review in advance any press releases regarding the Transactions. Each party shall be responsible for any breach of this Section 10.1 by its officers, employees, agents or advisors. Upon termination of this Agreement pursuant to Section 9.1, Seller and IRIS each agree to return or destroy any and all materials containing any confidential information. These restrictions on use and obligations of confidentiality will not apply to any information (i) to the extent the receiving party is required to disclose such information by law or applicable regulation or under court or governmental order, (ii) then in the public domain by acts not attributable to such party, (iii) hereafter received by the receiving party from a third party source on an unrestricted basis, (iv) known to the receiving party prior to the date of disclosure hereunder except to the extent subject to a prior confidentiality agreement, or (v) necessary to enforce this Agreement provided that all reasonable steps are taken to limit the amount of disclosure. If the Closing occurs, IRIS shall be released from any obligations under this Section
10.1 with regard to the Business or Assets. Seller shall not disclose or use any confidential information about the Business or Assets before or after Closing without the prior written consent of IRIS except (i) if this Agreement is terminated pursuant to Section 9.1, (ii) before Closing in the ordinary course of business or (iii) as provided in clauses (i), (ii), (iii) or (v) of the fourth sentence of this Section 10.1.

         10.2 Employment of Certain Personnel. As far in advance of the Closing as is practicable, IRIS shall provide Seller with a list of employees who will be offered employment following the Closing (which shall constitute at least 75% of the employees of the Operating Companies as of the date hereof) on an at-will basis, subject to termination by IRIS or each employee for any reason or no reason at any time, and Seller shall use reasonable efforts to assist IRIS in hiring and retaining the employees of Seller on that basis. Any and all costs of severance of Seller's employees not hired or retained by IRIS shall be for the account of Seller, and IRIS shall not be deemed to have assumed any benefits obligations of Seller to its employees. In accordance with Internal Revenue Service Procedure 84-77, IRIS will include on the Wage and Tax Statement (Form W-2) issued to each continuing employee for the year ending December 31, 1996, all wages paid to, and taxes withheld from, such employee by Seller during such period. Furthermore, Seller shall transfer to IRIS promptly after the Closing the Employee Withholding Allowance Certificate (Form W-4) for each continuing employee.

         10.3 Change of Names. Promptly following the Closing, DITI, PSII and PSTI shall amend their Articles of Incorporation to change their names to names which in the reasonable opinion of IRIS are not confusingly similar to the name "Perceptive Scientific" or any of the Trademarks, and thereafter none of them shall have any further rights to use such name or any of the Trademarks. DITI shall cause PSISI to take comparable actions and cease using such names and Trademarks within 180 days of the Closing Date.

         10.4 Collection of Accounts Receivable. Seller covenants that in the event it receives any payments with regard to any Asset, including the Accounts Receivable, after the Closing, it will promptly pay the amount actually collected directly to IRIS.

         10.5 Notification of Suppliers and Distributors. After the Closing, if requested by IRIS, Seller shall promptly notify all of its suppliers and distributors that the Business has been transferred to IRIS.

         10.6 Non-Competition. For a period of five (5) years from the Closing Date, DITI and each Operating Company agree that they will not, directly or indirectly, engage in, own, manage, operate, join, control or participate in the ownership, management, operation or control of any business engaged in developing, manufacturing and/or marketing digital image processing or analysis products or services in any city or county in the United States of America or any comparable subdivision of any foreign country; provided, however, that DITI may own, manage and operate a business engaged in the Well Log Business. Seller hereby represents and warrants to IRIS that Seller is currently engaged in substantial activities related to the Business worldwide. The foregoing covenant is a material part of the consideration for the purchase of the Assets, and the Purchase Price includes consideration for such covenant. Furthermore, without limiting the foregoing, neither DITI, PSISI nor any Operating Company shall directly or indirectly, without the prior written consent of IRIS, (i) hire any employee or consultant of IRIS for a period of two (2) years from the Closing Date, (ii) induce or take any action intended to induce any employee or consultant of IRIS to cease providing or otherwise alter the services provided to IRIS for a period of five (5) years from the Closing Date or (iii) induce or attempt to induce any customer of IRIS or any present customer of PSII, PSTI or any of their subsidiaries to cease doing business with IRIS or to do business with any of its then competitors or potential competitors for a period of five
(5) years from the Closing Date.

         10.7 Nominee to IRIS Board of Directors. Promptly after the Closing Date, IRIS shall appoint the Controlling Stockholder to the IRIS Board of Directors as a Class 1 Director to serve until the next annual meeting of the IRIS stockholders. During his tenure on the IRIS Board of Directors, the Controlling Stockholder shall be entitled to cash compensation, reasonable expenses and indemnification to the same extent as any other non-employee director. The Controlling Stockholder may also invite one (1) advisor of his choosing, subject to the reasonable approval of IRIS, to attend the IRIS Board meetings. DITI shall be responsible for all compensation and expenses of the Controlling Stockholder's advisor attending IRIS Board meetings. If, at the time of the next annual meeting of the IRIS stockholders, (i) the Senior Subordinated Note remains outstanding or (ii) DITI continues to beneficially own at least 50% of the Warrant Shares (including, for this purpose, any Warrant Shares issuable upon exercise of the unexercised portion of IRIS Warrant then owned by DITI), the Controlling Stockholder shall have the right to nominate a replacement nominee for DITI, subject to approval of the other members of the IRIS Board of Directors based on their past practice of qualifying nominees, and IRIS shall use reasonable efforts to effect such nominee's election to the IRIS Board of Directors at such annual meeting. In addition to cash compensation, reasonable expenses and indemnification, the replacement nominee shall also be entitled to stock option awards under the IRIS stock option plans to the same extent as any other non-employee director. If, at any time, the Senior Subordinated Note has been repaid in full and DITI no longer beneficially owns at least 50% of the Warrant Shares (including, for this purpose, any Warrant Shares issuable upon exercise of the unexercised portion of IRIS Warrant then owned by DITI), then, upon the request of IRIS, DITI shall cause the Controlling Stockholder or his replacement nominee, as applicable, to voluntarily resign from the IRIS Board of Directors. DITI acknowledges and agrees that, until IRIS has the right to request the resignation of DITI's nominee to the IRIS Board of Directors, IRIS will consider DITI and the Controlling Stockholder to be "affiliates" of IRIS as defined in Rule 144 promulgated pursuant to the Securities Act.

         10.8     Cooperation by Seller.

                  10.8.1 Consulting Services. For a period of 90 (ninety) days from the Closing Date, Seller shall from time to time consult with IRIS during normal business hours to the extent reasonably requested by IRIS for the purpose of transferring the operation of the Business from Seller to IRIS. Such services may include, without limitation, (i) advising IRIS with respect to Seller's procedures for manufacturing digital imaging processing and analysis instruments, (ii) introducing IRIS to the suppliers and distributors for the Business, (iii) responding to questions about the Business or the Assets and
(iv) providing accounting, insurance, administrative, information systems and such other services as IRIS may reasonably request. IRIS shall reimburse Seller at its cost for providing such services. Seller acknowledges and agrees that title and full ownership rights to any modifications, changes, derivative works and enhancements made to the Intellectual Property by Seller in the course of providing such consulting services under this Agreement shall vest in and remain the sole property of IRIS.

                  10.8.2 Additional Acts. Each party hereto agrees, both before and after the Closing, to execute any and all further documents and writings and perform such other reasonable actions which may be or become necessary or expedient to effectuate and carry out the Transactions (which shall not include any obligation to make payments). Moreover, if following the Closing, either party shall discover any Material Assigned Contract which was not listed on
Schedule 2.19, at the request and option of IRIS, Seller shall take all reasonable steps necessary to assign such contract to IRIS except that Seller shall not be required to pay money or other valuable consideration. Such assignment shall not relieve Seller of responsibility for Losses of IRIS caused by the failure to make the transfer on the Closing Date.

                  10.8.3 Confirmation of Title. At and following the Closing, Seller shall promptly from time to time execute and deliver any assignments or other assurances or reports which IRIS shall reasonably advise Seller are necessary to vest, perfect or confirm title to any Asset in IRIS.

                  10.8.4 Announcements. Seller will not make any public announcements regarding the Transactions prior to Closing, and IRIS will consult with Seller in preparing any public announcement, including affording Seller an opportunity to review in advance any press releases regarding the Transactions.

         10.9 Cooperation by Buyer. For a period of 90 (ninety) days from the Closing Date, Buyer shall cooperate with Seller as reasonably requested for the purposes of facilitating the separation of the Business from Seller's remaining businesses and operations. Such cooperation shall consist of reasonable access to the Files and office Equipment and consultations with IRIS employees during normal business hours.


                                   SECTION 11

                                  DEFINITIONS

         The following terms shall have the meanings set forth below:

         "Accounts Receivable" shall mean all payments, rights to payment, accounts receivable, revenues or other sums payable to PSII or PSTI (and those of DITI which relate to the Business).

         "Affiliate" shall mean any person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is in common control with, a specified person.

         "Assets" shall mean all of the real and personal property, tangible and intangible, of every kind, nature and description, and wherever located, owned or leased by PSII or PSTI (and those owned or leased by DITI which relate to the Business), including, without limitation, the Accounts Receivable, Assigned Contracts, Equipment, Files, Intellectual Property, Inventory, Personalty, PSIL Stock, Purchase Commitments, Sales Commitments and the goodwill associated with the Business, except the Retained Assets. For purposes of Section 2 (Representations and Warranties of Seller), Section 4 (Covenants of Seller) and
Section 6 (Conditions Precedent to Obligations of IRIS), the term Assets shall also be deemed to include the Assets of PSIL.

         "Assigned Contracts" shall mean all agreements, written and oral, to which DITI, PSII or PSTI is a party and which relate to the Business, including, without limitation, the Employee Patent and Confidentiality Agreements and those agreements set forth on Schedule 2.19, other than Existing Employment Contracts, Purchase Commitments, Sales Commitments and agreements relating to indebtedness for borrowed money.

          "Audited  Financial  Statements"  shall have the  meaning set forth in
Section 2.6.

         "Business" shall mean the business of developing, manufacturing and/or marketing digital image processing and analysis products and services (including, without limitation, the proprietary PowerGene(TM) product line of genetic analysis instruments) as presently conducted, as conducted in the past 12 months and as contemplated to be conducted in the Private Placement Memorandum, by DITI and the Operating Companies; provided, however, that the Business shall not include the Well Log Business.

          "Closing"  and  "Closing  Date" shall have the  meanings  set forth in
Section 1.2

         "Closing Agreements" shall mean (i) the License Agreement, (ii) the Termination and Release Agreements, (iii) the Senior Subordinated Note, (iv) the IRIS Warrant, (v) the Registration Rights/Standstill Agreement, (vi) the Stockholder Guaranty, (vii) the Stockholder Noncompetition Agreement and (viii) the New Employment Contracts.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Controlling Stockholder" shall mean Edward Randall III, an individual and the majority stockholder of DITI.

         "Copyrights" shall mean all U.S. and foreign copyrights, whether or not registered, together with any pending applications for the registration thereof, owned by or licensed to DITI, PSII or PSTI, including, without limitation, those listed on Schedule 2.10.

         "Corporate Management Expenses" shall have the meaning set forth in
Section 1.4.1.

         "Customer Lists" shall mean all lists of, and information concerning, the end users of the Products, wherever located and regardless of the form in which stored.

          "DITI" shall mean Digital Imaging Technologies, Inc., a Delaware corporation.

         "Effective Date" shall have the meaning set forth in Section 1.2.

         "Equipment" shall mean all equipment, tools, machinery, molds, tooling and similar tangible assets owned by PSII or PSTI (and those owned by DITI which are used in the Business), wherever located and whether in the possession of DITI, any Operating Company or others.

         "Employee Patent and Confidentiality Agreements" shall mean any and all agreements executed by any present or former employee or consultant of DITI, PSII or PSTI or any of their respective predecessors for the purpose, in whole or in part, of protecting rights to, or the confidentiality of, proprietary technology or information. In the event that such agreements are contained in a more general employment or consulting agreement, the term "Employee Patent and Confidentiality Agreement" shall mean only the provisions of such agreement relating to the protection of rights to, or the confidentiality of, proprietary information or technology.

         "Environmental Law" shall have the meaning set forth in Section 2.18.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Existing Employment Contracts" shall have the meaning set forth in
Section 2.24.

         "FDA" shall mean the U.S. Food & Drug Administration.

         "Files" shall mean all files, documents, papers and other records of PSII or PSTI (and those of DITI which pertain to the Business or any of the Assets), wherever located, whether in the possession of DITI, any Operating Company or others and regardless of the form in which they are stored.

         "Financial Statements" shall mean (i) the audited consolidated financial statements of DITI for the years ended December 31, 1995 and 1994, together with the related notes and schedules and the independent auditor's report thereon, (ii) the unaudited consolidated financial statements of DITI for the three-month period ended March 31, 1996, (iii) the unaudited consolidated financial statements of PSII for the twelve-month period ended December 31, 1995 and (iv) the unaudited consolidated financial statements of PSII for the three-month period ended March 31, 1996.

         "GAAP" shall mean generally accepted accounting principles applied on a consistent basis.

         "Hazardous Materials" shall mean (i) any substance defined as "hazardous" under any Environmental Law, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"); (ii) any substance or matter which results in liability to any person or entity from discharge of or exposure to such substance or matter under any statutory, regulatory or common law theory; (iii) any substance or matter which becomes subject to a federal, state, local or foreign agency order or requirement for removal, treatment or remediation; (iv) crude oil or any fraction thereof, and (v) any material defined as "hazardous" under Texas or United Kingdom law.

         "Indemnified Party" shall mean, with respect to any Loss or alleged Loss, the party seeking indemnity hereunder.

         "Indemnifying Party" shall mean, with respect to any Loss or alleged Loss, the party from whom indemnity is being sought hereunder.

         "Intellectual Property" shall mean the Software, Patents, Copyrights, Trademarks, Customer Lists and other Proprietary Information.

         "Inventory" shall mean all tangible goods held for future sale in the Business, including, without limitation, raw materials and work in progress, wherever located and whether in the possession of DITI, any Operating Company or others.

          "IRIS" shall mean International Remote Imaging Systems, Inc., a Delaware corporation.

         "IRIS Common Stock" shall mean shares of common stock, $.01 par value per share, of IRIS.

         "IRIS Warrant" shall mean a warrant, in substantially the form of Exhibit B attached hereto, to purchase 875,000 shares of IRIS common stock at an exercise price of $8.00 per share from the Closing Date until the Fifth Anniversary of the Closing Date.

         "Key  Employees"  shall mean the  following  employees of the Operating
Companies: (i) Mr. Tony Landells, President of PSIL, (ii) Dr. Ken Castleman, Vice President of Research of PSII, (iii) Mr. Don Winkler, Vice President of Business Development of PSII, (iv) Mr. Paul Douglas, Vice President of Sales of PSIL, (v) Mr. Dindy Ramkisson, North American Sales Manager of PSII, (vi) Steve Clarner, Senior Software Engineer for PSII, and (vii) Steve Rosser, Software Engineer for PSII.

         "Knowledge" shall mean (i) in the case of Seller, the actual knowledge of the Controlling Stockholder or any director or senior officer of DITI or any Operating Company and (ii) in the case of IRIS, any director or senior officer of IRIS. "Best knowledge" shall mean the "knowledge" of such persons after reasonable inquiry to the extent prudent under the circumstances, and "senior officer" shall mean any officer with a title at least equal to vice president.

         "Law"  shall  mean  all  foreign,   federal,   state  and  local  laws,
ordinances, regulations, judgments, orders, decrees or rules of any court, arbitrator or governmental, regulatory or administrative agency or entity.

         "Letter of Intent" shall mean that certain letter dated May 3, 1996 from IRIS to DITI confirming the parties' mutual intention that IRIS acquire the Business.

         "License Agreement" shall mean a license agreement between IRIS and PSISI, dated as of the Closing Date, in substantially the form of Exhibit F attached hereto.

         "Loss" shall mean any and all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses and court costs incident to any suit, action, investigation or other proceedings), damages and losses, net of any insurance proceeds received with respect thereto.

         "Material Adverse Effect" shall mean (i) with respect to any representation or warranty made by Seller or any condition to the obligations of IRIS, a material adverse effect on the Transactions, the Assets, the
Obligations, the Business or the prospects for the Business and (ii) with respect to any representation or warranty made by IRIS or any condition to the obligations of Seller, a material adverse effect on the Transactions or on the business or financial condition of IRIS and its subsidiaries taken as a whole. For purposes of this definition, the terms Assets and Obligations shall include the Assets and Obligations of PSIL.

          "Material  Assigned  Contracts"  shall have the  meaning  set forth in
Section 2.19.

          "Net Cash  Transfers  to DITI"  shall  have the  meaning  set forth in
Section 1.4.1.

         "New Employment Contracts" shall mean written employment agreements satisfactory in form and substance to IRIS, effective as of the Closing Date, between IRIS and each of the Key Employees for a term of not less than two (2) years.

         "Obligations" shall mean the obligations of PSII and/or PSTI under (i) the Assigned Contracts, (ii) the Payables, (iii) the Purchase Commitments and
(iv) the Sales Commitments. Without expanding the foregoing definition, the Obligations shall not include (i) liabilities or expenses relating to the negotiation or performance of this Agreement (including, without limitation, commissions, legal fees, employee bonuses and the cost of reacquiring the minority interest in PSIL) which shall be incurred and paid solely by DITI and not by any of the Operating Companies, (ii) liabilities associated with property or assets not transferred or delivered to IRIS as part of the Assets, (iii) accrued vacation, (iv) federal or state income or franchise taxes, (v) liabilities to, or incurred on behalf of, PSISI, (vi) liabilities to, or incurred on behalf of, the Controlling Stockholder or any of his Affiliates (including, without limitation, Terra Laboratories, Ltd. or Terra Laboratories, Ltd. II), (vii) liabilities or expenses relating to the Stockholder Lawsuit, including, without limitation, legal fees and expenses payable to the firm of Singleton & Cooksey, (viii) any liabilities or obligations for borrowed money (except PSIL's line of credit with National Westminster Bank which shall remain in effect under which there shall be no amounts outstanding on the Closing Date) or (ix) any liabilities or obligations to DITI. For purposes of Section 2 (Representations and Warranties of Seller), Section 4 (Covenants of Seller) and
Section 6 (Conditions Precedent to Obligations of IRIS), the term Obligations shall also be deemed to include the Obligations of PSIL.

         "Operating Companies" shall mean PSII, PSTI and PSIL.

         "Patents" shall mean all U.S. and foreign patents and pending patents, together with any enhancements or improvements thereto, owned by or licensed to DITI, PSII or PSTI, including, without limitation, those listed on Schedule 2.10.

         "Payables" shall mean all of the outstanding accounts payable to trade creditors, accrued payroll, accrued and withheld payroll taxes and accrued and withheld sales taxes reflected on PSII's consolidated balance sheet dated as of December 31, 1995 or incurred subsequent to the date thereof in the ordinary course of the Business consistent with past practice and reflected on books and records of PSII or PSTI on the Closing Date.

         "Personalty" shall mean all tangible personal property owned by PSII or PSTI (and any owned by DITI which is used in the Business) except (i) the Inventory, (ii) the Equipment and (iii) any tangible personal included in the Retained Assets.

         "Private Placement Memorandum" shall mean DITI's Private Placement Memorandum dated December 1995.

         "Products" shall have the meaning set forth in Section 2.15.

         "Proprietary Information" shall mean all trade secrets, data, methods, test results, procedures, processes, techniques, systems, inventions, apparatus, information, manufacturing and engineering drawings and prints, artwork for circuit boards, artwork for labels, regulatory and manufacturing documentation and design specifications, know-how and other proprietary information owned by or licensed to DITI, PSII or PSTI.

         "PSII" shall mean Perceptive Scientific Instruments, Inc., a Delaware corporation and wholly-owned subsidiary of DITI.

         "PSII Cash" shall have the meaning set forth in Section 1.4.1.

          "PSII Year-to-Date EBIT" shall have the meaning set forth in Section 1.4.1.

         "PSIL" shall mean Perceptive Scientific International, Ltd., a United Kingdom corporation and majority-owned subsidiary of PSII.

         "PSIL Stock" shall mean all the outstanding capital stock of PSIL.

         "PSISI" shall mean Perceptive Scientific Imaging Systems, Inc., a Delaware corporation and wholly-owned subsidiary of DITI.

         "PSTI" shall mean Perceptive Scientific Technologies, Inc., a Delaware corporation and wholly-owned subsidiary of DITI.

         "Purchase Price" shall have the meaning set forth in Section 1.4.1.

         "Purchase Commitments" shall mean the outstanding obligations of PSII and PSTI to purchase Equipment or Inventory after the Closing Date incurred in the ordinary course of the Business consistent with past practice.

         "Registration Rights/Standstill Agreement" shall mean a Registration Rights/Standstill Agreement between IRIS and DITI, dated as of the Closing Date, in substantially the form of Exhibit G attached hereto.

         "Retained Assets" shall mean (i) the PSII Cash and the cash and cash equivalents of DITI, (ii) the capital stock of PSII, PSTI and PSISI, (iii) the Personalty listed on Schedule 0, (iv) the accounts receivable by DITI which are not related to the Business, (v) all notes and other accounts receivable by DITI or any of the Operating Companies from the Controlling Stockholder or any of his Affiliates, (vi) any refunds due to Seller for tax liabilities previously overpaid by DITI or any of the Operating Companies and (vii) all equipment and furniture used exclusively by PSISI.

         "Sales Commitments" shall mean the outstanding obligations of PSII or PSTI to sell Inventory or provide related services after the Closing Date incurred in the ordinary course of the Business consistent with past practice.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Seller" shall mean DITI, PSII and PSTI.

         "Senior Subordinated Note" shall mean a $7,000,000 principal amount 8 1/2% Senior Subordinated Note due 2001, dated as of the Closing Date, in substantially the form of Exhibit A attached hereto.

         "Software" shall mean all software products (including, without limitation, both source code and object code) owned by DITI, PSII or PSTI, including all enhancements, versions, releases and updates of such products, and any other software products in development regardless of its stage of development.

         "Stockholder Guaranty" shall mean a Guaranty Agreement between IRIS and the Controlling Stockholder in substantially the form of Exhibit L attached hereto.

         "Stockholder Lawsuit" shall mean the lawsuit referred to in Note 12 (Prior Contingency) to the Financial Statements for the year ended December 31, 1995 relating to the purchase of certain assets.

         "Stockholder Noncompetition Agreement" shall mean a Noncompetition Agreement between IRIS and the Controlling Stockholder in substantially the form of Exhibit M attached hereto.

         "Tax or Taxes" shall mean any and all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

         "Termination and Release Agreements" shall mean terminations of loan agreements and/or releases of security interests in the Assets, dated as of the Closing Date, in substantially the form of Exhibit E attached hereto, from all third parties whose release is required for Seller to consummate the Transactions and deliver good and marketable title to the Assets free and clear of any liens, charges, options, adverse claims or security interests except the Obligations.

         "Third-Party Claim" shall mean a claim brought by a third party for which indemnification is sought pursuant to this Agreement.

         "Trademarks" shall mean all U.S. and foreign trade names (including, but not limited to, the trade names "Perceptive Scientific Instruments", "Perceptive Scientific Technologies", "Perceptive Scientific International", "Perceptive Scientific Microscopy" and "Perceptive Scientific Imaging Systems") trademarks and service marks (together with any pending applications for any of the foregoing) owned by or licensed to DITI, PSII or PSTI, including, without limitation, those listed on Schedule 2.10.

         "Transactions" shall mean the transactions contemplated by this Agreement.

         "Transfer Documents" shall mean (i) the Bill of Sale attached hereto as Exhibit H, (ii) the Assumption Agreement attached hereto as Exhibit I, (iii) the Patent Assignment attached hereto as Exhibit J, (iv) the Trademark Assignment attached hereto as Exhibit K and (v) such other documents as IRIS may reasonably request for the purpose of transferring ownership of the Assets to IRIS.

         "Warrant Shares" shall mean the shares of IRIS Common Stock issuable upon exercise of the IRIS Warrant.

         "Well  Log   Business"   shall  mean  the   business   of   developing,
manufacturing, marketing and selling digital image processing and analysis products and services for use solely in the oil and gas industry.

                                   SECTION 12

                                  MISCELLANEOUS

         12.1 Entire Agreement; Modifications. This Agreement and any documents referred to herein or executed contemporaneously herewith constitute the parties' entire agreement with respect to the subject matter hereof and supersede all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof; provided, however, that the paragraphs of the Letter of Intent which are expressly designated as binding shall remain in full force and effect. This Agreement may not be amended, altered or modified except by a writing signed by the parties.

         12.2 Expenses. Except as set forth in Section 1.6 (Sales and Use Tax) or 12.10 (Attorneys' Fees), whether or not the Transactions are consummated, none of the parties hereto shall have any obligation to pay any of the fees and expenses of any other party incident to the negotiation, preparation and execution of this Agreement or any related agreements, including the fees and expenses of counsel, accountants, investment bankers and other experts.

         12.3 Waivers. Seller may by written notice to IRIS, or IRIS may, by written notice to the Seller, (a) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement; (b) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any of the conditions or covenants of the other parties contained in this Agreement; or (d) waive performance of any of the obligations of the other parties under this Agreement. With regard to any power, remedy or right provided herein or otherwise available to any party hereunder, (i) no waiver or extension of time will be effective unless expressly contained in a writing signed by the waiving party or its representative, and
(ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence.

         12.4 Cooperation. Each party hereto agrees, both before and after the Closing Date, to execute any and all further documents and writings and to perform such other actions which may be or become necessary or expedient to effectuate and carry out this Agreement.

          12.5 Third-Party Benefits. None of the provisions of this Agreement will be for the benefit of, or enforceable by, any third-party beneficiary.

          12.6 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. At any time prior to the Closing Date, IRIS may assign its rights and obligations hereunder to a wholly-owned subsidiary of IRIS; however, such assignment will not release IRIS from any obligations hereunder to Seller. Except for such right of IRIS, none of the parties may assign any of its rights under this Agreement without the prior written consent of the others.

         12.7 Remedies Not Exclusive. Subject to Section 12.13 (Arbitration of Disputes), no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.

         12.8 Notices. All notices under this Agreement will be in writing and will be delivered by personal service or facsimile or certified mail (or, if certified mail is not available, then by first class mail), postage prepaid, to such address as may be designated from time to time by the relevant party, and which will initially be as set forth below. Any notice sent by certified mail will be deemed to have been given three (3) days after the date on which it is mailed. All other notices will be deemed given when received. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party. Notices will be addressed as follows or to such other address as the party to whom the same is directed will have specified in conformity with the foregoing:

                  (a)      If to IRIS:

                               International Remote Imaging Systems, Inc.
                               9162 Eton Avenue
                               Chatsworth, California 91311
                               Attn:     Fred H. Deindoerfer
                                         Chairman of the Board and President
                               Telephone:       (818) 709-1244
                               Facsimile:       (818) 700-9661

                           With a copy to:

                               Irell & Manella LLP
                               1800 Avenue of the Stars, Suite 900
                               Los Angeles, California 90067
                               Attn:     Theodore E. Guth, Esq.
                               Telephone:       (310) 277-1010
                               Facsimile:       (310) 203-7199

                  (b)      If to Seller

                                    Digital Imaging Technologies, Inc.
                                    2950 North West Loop, Suite #1050
                                    Houston, Texas 77092
                                    Attn:     James L. Hurn
                                              Chief Executive Officer
                                    Telephone:       (713) 956-2165
                                    Facsimile:       (713) 956-2185

                           With a copy to:

                                    Andrews & Kurth LLP
                                    Texas Commerce Tower
                                    600 Travis, Suite 4200
                                    Houston, Texas  77002
                                    Attn:     Robert V. Jewell, Esq.
                                    Telephone:       (713) 220-4200
                                    Facsimile:       (713) 220-4285

         12.9 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without regard to the conflict of laws rules of the State of Delaware or any other jurisdiction that would call for the application of the laws of any jurisdiction other than the State of Delaware. Each party hereto hereby irrevocably consents, for itself and its legal representatives, partners, successors and assigns, to the exclusive jurisdiction of the Courts of the State of Delaware for all purposes in connection with any action or proceeding that arises from or relates to this Agreement, and further agrees that, subject to
Section 12.13 (Arbitration of Disputes), any action arising from or relating to this Agreement shall be instituted and prosecuted only in the courts of the State of Delaware, and hereby waives any rights it may have to personal service of summons, complaint, or other process in connection therewith, and agrees that service may be made by registered or certified mail to such party at the address set forth in Section 12.8 (Notices).

         12.10 Attorneys' Fees. Should any litigation or arbitration be commenced (including any proceedings in a bankruptcy court) between the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any person or entity hereunder, the party or parties prevailing in such proceeding shall be entitled, in addition to such other relief as may be granted, to the reasonable attorneys' fees and court costs incurred by reason of such litigation or arbitration.

         12.11 Headings. The Section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular Section.

         12.12 Severability. The validity, legality or enforceability of the remainder of this Agreement shall not be affected even if one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect. To the extent permitted by applicable law, the parties hereby waive any provision of law that would render any provision hereof prohibited or unenforceable in any respect. Further, if the period of time, the extent of the geographic area, or the scope of the proscribed activities covered by Section 10.6 (Non-Competition) should be deemed unenforceable, then Section
10.6 shall be construed to cover the maximum period of time, geographic area and scope of proscribed activities (not to exceed the maximum time, geographic area or scope set forth herein) as may be valid under applicable law.

         12.13 Arbitration of Disputes. Except for actions seeking injunctive relief, which may be brought before any court having jurisdiction, any claim arising out of or relating to (i) this Agreement, including, but not limited to, its validity, interpretation, enforceability or breach, or (ii) the relationship between the parties (including its commencement and termination) which are not settled by agreement between the parties, shall be settled by arbitration conducted exclusively in Wilmington, Delaware before a board of three arbitrators, one selected by each party, and the third by the two persons so selected, all in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then in effect. The notice of intent to arbitrate shall name one arbitrator, and the party(ies) receiving the notice shall name the second arbitrator within 15 days or the moving party may select the second arbitrator from a list supplied by the AAA. In the event that these two arbitrators cannot agree upon a third arbitrator within 15 days, then the third arbitrator shall be selected from the list provided by the AAA with the parties striking names in order with the party striking first to be determined by the flip of a coin. The parties hereby consent to the in personam jurisdiction of the courts of the State of Delaware for purposes of confirming any such award and entering judgment thereon. In any arbitration proceedings hereunder, (a) all testimony of witnesses shall be taken under oath; (b) discovery will be allowed to the same extent as available under the rules then applicable to civil actions under Delaware law; (c) upon conclusion of any arbitration, the arbitrators shall render findings of fact and conclusions of law in a written opinion setting forth the basis and reasons for any decision reached and deliver such documents to each party to this Agreement along with a signed copy of the award; and (d) the rules of evidence as then applicable to civil actions under Delaware law shall be applied in the arbitration. Each party agrees that the arbitration provisions of this Agreement are its exclusive damage remedy and expressly waives any right to seek redress in another forum. Each party shall bear the fees of the arbitrator appointed by it, and the fees of the neutral arbitrators shall be borne equally by each party during the arbitration, but the fees of all arbitrators shall be borne by the losing party.

          12.14 Agreement Negotiated. The parties hereto are sophisticated and have consulted legal counsel with respect to this transaction. As a consequence, the parties do not believe that the presumptions of any statutory or common law rule relating to the interpretation of contracts against the drafter of any particular clause should be applied in this case and therefore waive its effects.

         12.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                      *** [NEXT PAGE IS SIGNATURE PAGE] ***

                   Signature Page to Asset Purchase Agreement

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.


"IRIS"

INTERNATIONAL REMOTE IMAGING
SYSTEMS, INC., a Delaware corporation



By:

Name:

Title:


"DITI"

DIGITAL IMAGING TECHNOLOGIES, INC.,
a Delaware corporation



By:

Name:

Title:

"PSII"

PERCEPTIVE SCIENTIFIC INSTRUMENTS,
INC., a Delaware corporation



By:

Name:

Title:


"PSTI"

PERCEPTIVE SCIENTIFIC TECHNOLOGIES,
INC., a Delaware corporation



By:

Name:

Title:




     The undersigned hereby represents and warrants to IRIS that (i) he has consented to the Transactions in his capacity as the sole stockholder of DITI,
(ii) he will not revoke such consent and (iii), subject to the satisfaction or waiver by Seller of the conditions precedent to the obligations of Seller, he will execute and deliver to IRIS on or before the Closing Date all the Closing Agreements to which he is listed as a party.


"CONTROLLING STOCKHOLDER"




Edward Randall III


                                       S-2